AGREEMENT TO REFORM

PROMISSORY NOTES DUE TO

SCRIVENER’S ERROR

This Agreement is made with regard to the following facts:

1.                  Darin R. Pastor (“Pastor”) issued promissory notes (the “Pastor Notes”) to an unrelated third party whose identity is known by each of the undersigned (“XYZ”) as follows, against loans in the aggregate amount of $3,810,181.69:

Date of Note	Principal Amount	Maturity Date
October 1, 2012	$1,893,035.72	October 1, 2017
October 18, 2012	$577,373.47	October 18, 2017
December 27, 2012	$1,339,772.50	December 27, 2017

2.                  Each of the Pastor Notes provided for annual forgiveness over a 5-year schedule, but that such forgiveness would cease upon the occurrence of an Event of Default (as defined in the Pastor Notes); and further provided for optional acceleration upon the occurrence of any Event of Default. Each of the Pastor Notes defined a Default/Event of Default as follows:

Events of Default. A Default under this Note shall consist of any of the following events: (i) any payment to [XYZ] is not made when due; (including when there is a material default on any other material obligation Borrower has with [XYZ]); (ii) there is material failure to abide by any of the terms and conditions contained in any agreement Borrower has with [XYZ] or material failure to follow [XYZ] policies and procedures but only after [XYZ] gives Borrower written notice of any such failure and a reasonable opportunity to cure; (iii) the voluntary or involuntary termination of the representative agreement contract that Borrower has executed with [XYZ]; (iv) any warranty, representation or statement made or furnished to the holder by or on behalf of Borrower proves to have been false in any material respect when made or furnished; (v) the death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under bankruptcy or insolvency laws by or against Borrower or any guarantor or surety for Borrower; (vi) any financial statement or legal document provided by Borrower to [XYZ] proves false; (vii) any sale or transfer of all or a substantial or material part of the assets of the Borrower or assignment of Borrower’s commissions without prior express written consent of [XYZ]; (viii) any violation or breach of any provision of, or any defined event of default under, any addendum to this note, letter agreement, guaranty, security agreement, deed of trust or other contract or instrument executed in connection with this note or securing this note; or (ix) [XYZ] has a good faith belief that the prospect of timely repayment is impaired based on [XYZ]’s commercially reasonable assessment that Borrower’s prospects of repayment are materially diminished.

3.                  Pastor lent the entire proceeds of the Pastor Notes to Capstone Affluent Strategies, Inc., a California corporation (“Affluent”), in order to finance its business, against its

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issuance to Pastor of promissory notes (the “Affluent Notes”) in the aggregate amount of $3,810,181.69, as follows:

Date of Note	Principal Amount	Maturity Date
October 4, 2012	$1,893,035.72	October 4, 2017
October 22, 2012	$577,373.47	October 4, 2017
December 31, 2012	$1,339,772.50	October 4, 2017

4.                  Each of the Affluent Notes similarly provided for annual forgiveness over a 5-year schedule, but that such forgiveness would cease upon the occurrence of an Event of Default (as defined in the Affluent Notes) ; and further provided for optional acceleration upon the occurrence of any Event of Default. Each of the Affluent Notes defined a Default/Event of Default as follows:

Events of Default. A Default under this Note shall consist of any of the following events: (i) any payment to Pastor is not made when due (including when there is a material default on any other material obligation Borrower has with Pastor); there is material failure to abide by any of the terms and conditions contained in any agreement Borrower has with Pastor but only after Pastor gives Borrower written notice of any such failure and a reasonable opportunity to cure; (iii) any warranty, representation or statement made or furnished to Pastor by or on behalf of the Borrower proves to have been false in any material respect when made or furnished; (iv) the death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under bankruptcy or insolvency laws by or against the Borrower or any guarantor or surety for Borrower; (v) any violation or breach of any provision or, or any defined event of default under, any addendum to this note, letter agreement, guaranty, security agreement, deed of trust or other contract or instrument executed in connection with this note or securing this note; or (vi) Pastor has a good faith belief that the prospect of timely repayment is impaired based on Pastor’s commercially reasonable assessment that Borrower’s prospects of repayment are materially diminished.

5.                  It was at all times the mutual intent of Affluent and Pastor that the Affluent Notes be fully “back-to-back” with the Pastor Notes, so that the rights and obligations of Affluent vis-à-vis Pastor would in all respects be equivalent to the rights and obligations of Pastor vis-à-vis XYZ, and especially that Pastor not be exposed to any loss in the event that Affluent’s business was able to fund all required payments he would need to make on the Pastor Notes.

6.                  On August 1, 2013, XYZ asserted that a Default/Event of Default under the Pastor Notes occurred on July 25, 2013 by virtue of Pastor’s termination from XYZ. However, this event did not result in a corresponding Default/Event of Default under the original terms of the Affluent Notes. This discrepancy was the direct result of an error by the scrivener of the Affluent Notes. The discrepancy exposes Pastor to loss if forgiveness occurs and continues to occur under the Affluent Notes but no forgiveness ever occurs under the Pastor Notes, and further exposes him to timing distress if the Pastor Notes are accelerated but the Affluent Notes cannot be accelerated.

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7.                  If the Affluent Notes had originally been drafted so as to reflect Affluent’s and Pastor’s actual intent, the Affluent Notes would have defined Default/Event of Default as follows:

Events of Default. A Default under this Note shall consist of any of the following events: (i) any payment to Pastor is not made when due (including when there is a material default on any other material obligation Borrower has with Pastor); (ii) there is material failure to abide by any of the terms and conditions contained in any agreement Borrower has with Pastor but only after Pastor gives Borrower written notice of any such failure and a reasonable opportunity to cure; (iii) any warranty, representation or statement made or furnished to Pastor by or on behalf of the Borrower proves to have been false in any material respect when made or furnished; (iv) the appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under bankruptcy or insolvency laws by or against Borrower or any guarantor or surety for Borrower; (v) any violation or breach of any provision of, or any defined event of default under, any addendum to this note, letter agreement, guaranty, security agreement, deed of trust or other contract or instrument executed in connection with this note or securing this note; (vi) Pastor has good faith belief that the prospect of timely repayment is impaired based on Pastor’s commercially reasonable assessment that Borrower’s prospects of repayment are materially diminished; or (vii) any Default/Event of Default (as defined therein) occurs under a promissory note made, shortly before this Note was made and with the same original principal amount as this Note, by Pastor in favor of a third party0.

The failure of the Affluent Notes to so provide was due solely to a scrivener’s error.

8.                  Capstone Financial Group, Inc., a Nevada corporation (“CAPP”), acquired Affluent by reverse triangular merger on January 14, 2014 (the “Merger”).

9.                  Affluent dissolved on April 28, 2014.

10.              The parties involved in the Merger entered into a Rescission of Acquisition Agreement and Plan of Merger letter agreement on May 14, 2014.

11.              On October 28, 2014, Pastor and Affluent assigned certain assets to CAPP, the intended successor of Affluent’s business, and CAPP assumed certain related obligations, expressly including the Affluent Notes.

12.              All parties agree that it would be unjust and inequitable if (a) each of the Affluent Notes are not reformed ab initio so that its Default/Event of Default definition reads in full as set forth in Section 7 hereof and (b) CAPP does not confirm its binding obligations to Pastor under the Affluent Notes as so (ab initio) reformed and with CAPP being substituted for Affluent as “Borrower” for all purposes of the Affluent Notes.

13.              The parties hereto all hereby agree that (a) each of the Affluent Notes is hereby reformed ab initio so that its Default/Event of Default definition reads in full as set forth in Section 7 hereof, and (b) CAPP hereby confirms its binding obligations to Pastor under the Affluent Notes as so (ab initio) reformed and with CAPP being substituted for Affluent as “Borrower” for all purposes of the Affluent Notes.

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IN WITNESS WHEREOF, the parties have signed this Agreement to Reform Promissory Notes Due to Scrivener’s Error.

Dated: December 15, 2014

DARIN R. PASTOR

CAPSTONE AFFLUENT STRATEGIES, INC., a dissolved corporation

By:

Darin R. Pastor, formerly its sole director and officer and (until the Merger) its sole stockholder

By: Capstone Financial Group, Inc., its sole stockholder after the Merger

By:

George L. Schneider, President

CAPSTONE FINANCIAL GROUP, INC.

By:

George L. Schneider, President

Signature Page to Agreement to Reform Promissory Notes Due to Scrivener’s Error

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